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                                                                   Exhibit (m)

                                DISTRIBUTION PLAN

                                 (CLASS B AND C)

     Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this Distribution Plan (the "Plan") has been adopted for Class B and C shares of each series (except the Ready Reserves Fund) (each a "Fund") of the William Blair Mutual Funds, Inc. (the "Company") by a majority of the members of the Company's Board of Directors (the "Board"), including a majority of the Board members who are not "interested persons" of the Company as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Board Members") at a meeting called for the purpose of voting on this Plan.

     1. Compensation. The Company will pay to William Blair & Company, L.L.C. ("William Blair") at the end of each calendar month a distribution services fee computed at the annual rate of .75% of average daily net assets attributable to the Class B and C shares of each Fund. William Blair may compensate various financial service firms appointed by William Blair ("Firms") in accordance with the provisions of the Company's Distribution Agreement for Class B and C shares (the "Distribution Agreement") for sales of shares at the fee levels provided in the Company's prospectus from time to time. William Blair may pay other commissions, fees or concessions to Firms, and may pay them to others in its discretion, in such amounts as William Blair shall determine from time to time. The distribution services fee for each Class of a Fund shall be based upon average daily net assets of a Fund attributable to each B and C Class and such fee shall be charged only to that Class. For the month and year in which this Plan becomes effective or terminates, there shall be an appropriate proration of the distribution services fee set forth in Paragraph 1 hereof on the basis of the number of days that the Plan and any agreement related to the Plan are in effect during the month and year, respectively. The distribution services fee shall be in addition to and shall not be reduced or offset by the amount of any contingent deferred sales charge received by William Blair for a Class.

     2. Shareholder Approval. Implementation of the Plan is subject to shareholder approval.

     3. Periodic Reporting. William Blair shall prepare reports for the Board on a quarterly basis for the B and C Class of each Fund showing amounts paid to the various Firms and such other information as from time to time shall be reasonably requested by the Board.

     4. Continuance. This Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board, and of the Independent Board Members, cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of the B and C Class of each Fund.



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     5.  Termination. This Plan may be terminated at any time without penalty with respect to either the B or C Class by vote of a majority of the Independent Board Members or by vote of the majority of the outstanding voting securities of either Class of any Fund.

     6. Amendment. This Plan may not be amended to increase materially the amount to be paid to William Blair by each Fund for distribution services with respect to the B and C Class without the vote of a majority of the outstanding voting securities of that Class. All material amendments to this Plan must in any event be approved by a vote of a majority of the Board, and of the Independent Board Members, cast in person at a meeting called for such purpose or in any other manner permitted by the Act.

     7. Selection of Non-Interested Board Members. So long as this Plan is in effect, the selection and nomination of those Board members who are not interested persons of the Company will be committed to the discretion of Board members who are not themselves interested persons.

     8. Recordkeeping. The Company will preserve copies of this Plan, the Distribution Agreement, and all reports made pursuant to Paragraph 2 above for a period of not less than six (6) years from the date of this Plan, the Distribution Agreement, or any such report, as the case may be, the first two
(2) years in an easily accessible place.

     9. Limitation of Liability. Any obligation of the Company hereunder shall be binding only upon the assets of the B and C Class of each Fund and shall not be binding on any Board member, officer, employee, agent, or shareholder of the Company. Neither the authorization of any action by the Board members or shareholders of the Company nor the adoption of the Plan on behalf of the Company shall impose any liability upon any Board member or upon any shareholder.

     10. Definitions. The terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

     11. Severability; Separate Action. If any provision of this Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of this Plan shall not be affected thereby. Action shall be taken separately for the B and C Class as the Act or the rules thereunder so require.

Dated: July 20, 1999.





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